SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 2, 2013

Date of Report

(Date of Earliest Event Reported)

WOODGATE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54834	46-1874004
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2500 Tanglewilde

Suite 260

Houston, Texas 77063

(Address of Principal Executive Offices)

713-978-6551

(Registrant’s Telephone Number)

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors

On October 2, 2013, Osman Kaldirim, Jr. resigned as President and Mr. Faud Al-Humound was appointed President of Woodgate Energy Corporation (the “Registrant”).

On October 2, 2013, Dr. Osman Kaldirim (Age 61 years) and Mel Bernstein (Age 42 years) were named as directors of the Registrant which brings the total number of directors to Four.

Dr. Osman Kaldirim serves as the Vice-Chairman and a director of the Registrant.  Dr. Kaldirim is currently the CEO and President of Delta Oil Company and also the president of Delta Oil Central Asia Company.  He is Experienced in new project developments, negotiation and implementation of several on-shore and off-shore po; and gas projects.  He was also a member of a team for UNOCAL Company for new project development and contracts negotiation in the Central Asia. His work in Azerbaijan contributed towards the negotiation of the first production-sharing contract (PSC) for the Caspian Sea oil field development.  The contract intends that over $13 billion US Dollars are to be invested by twelve major oil companies from seven different countries.

Dr. Kaldirim has also made an important contribution to oil and gas pipeline projects in Central Asia including Baku- Tiflis- Ceyhan Oil pipeline.  Dr. Kaldirim became chairman of the gas pipeline project development (from Turkmenistan to Pakistan) named CentGas Company.  This project, currently on hold pending resolution of Afghanistan issues, requires an investment of approximately $4 billion US Dollars.  Dr. Kaldirim is one of the founders of one the major oil pipeline project named CentOil pipeline Company (from Kazakistan, Uzbakistan, Turkmensitan, to Arabian Sea port in Pakistan) expected to establish pipelines that will open a market to these Central Asian countries for their products and will create additional alternative sources for oil and gas for the rest of the world.  He has been involved in providing his consulting, contracting and representation services to engineering and construction and energy related companies for development and infrastructure projects in Central Asia and Middle East.

Dr. Kaldirim has also been involved in many other types of projects such as the development of the first Arabic/English microcomputers (he was a founder and developer of Research Computer Technology Company in California (RCTC)).  He was one of the developers and founders of American Fiber Optic Company in Long Beach California.  Dr. Kaldirim played a major role in the development of the high frequency low noise analog optical receiver and transmitter system for the U.S. defense department.  He has worked as senior scientist, advisor and consultant for many international companies and countries including the United States at the highest levels.

Dr. Kaldirim has more than 30 classified publications and scientific articles related to electronics, EMP, EMI, Fiber optic and integrated optics.  He also holds patents in Biomedical Engineering, specifically, micro-spherical protein movement using electromagnetic force in the body.  Dr. Kaldirim also has an associate professorship, awarded by the ministry of higher education in Turkey.

Dr. Kaldirim received his Bachelor’s degree in Electrical Engineering from Yildiz University in Istanbul in 1975 followed by his Master's Degree (MSc) in 1977, Engineering Degree (ED) in 1979, Ph.D. in 1980 and MBA in 1981 from the University of California Los Angeles (UCLA).  He holds both US and Turkish citizenship.

Mel Bernstein serves as a director of the Registrant. Mr. Bernstein has over 20 years of real estate, finance and investment experience at the executive level. Mr. Bernstein has experience in generating, implementing and managing residential and commercial real estate services in sales, leasing, exclusive representation, property management and consulting. He currently holds the position of Vice President with RE/Max Optima, a Florida based real-estate company. From 1996 to 2013 Mr. Bernstein held management executive positions with Mel Bernstein Real Estate and from 1997 to 2010 with All Florida Funding/Real Property Mortgage Investors. In addition to approximately 1800 hours of professional development in real estate education and mortgage finance education, Mr. Bernstein holds multiple real estate licenses and enjoys membership with various professional organizations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

WOODGATE ENERGY CORPORATION

Date: October 18, 2013	/s/	Fuad Al-Humoud
President